AGREEMENT OF SALE AND PURCHASE
(Belvedere at Quail Run)

THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”), by and between BELVEDERE APARTMENTS LIMITED PARTNERSHIP, a Florida limited partnership (the “Seller”); and BRADY SULLIVAN PROPERTIES, LLC, a New Hampshire limited liability company, and its permitted assigns (the “Purchaser”), is entered into and effective on the date it is fully signed by the Purchaser and Seller and is signed by the Escrow Agent to acknowledge receipt of the Escrow Deposit (the “Effective Date”).

IN CONSIDERATION of the mutual covenants of the parties set forth in this instrument and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.	AGREEMENT TO SELL: PURCHASE PRICE

1.1. Agreement to Sell and Convey. Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase from Seller, subject to the terms and conditions set forth below, all of the following:

1.1.1. The tract of land located at 260 Quail Forest Boulevard in Naples, Florida, commonly known as Belvedere at Quail Run Apartments (the “Project”), and more particularly described on the attached Exhibit “A” (the “Land”), together with all rights pertaining to the Land including but not limited to all subsurface rights, any right, title and interest of Seller to adjacent streets, roads, alleys, or rights-of-way, any riparian rights of Seller and any easements, express or implied, benefiting the Land.

1.1.2. Existing buildings, improvements and related amenities located on the Land (the “Improvements”).

1.1.3. All tangible personal property owned by Seller now or hereafter located on and used exclusively in the operation, ownership or maintenance of the Property, including but not limited to all machinery, apparatus, equipment, other personal property and fixtures, now located in or upon the Land (the “Personal Property”), but specifically excluding (i) any items of personal property owned by tenants of the Property or the property manager, (ii) any items of personal property owned by third parties and leased to Seller, and (iii) proprietary computer software and related licenses used by Seller or its property manager in connection with the operation or management of the Property.

1.1.4. All intangible personal property owned by Seller that benefits the Project and that is assignable, including but not limited to all licenses, permits, deposits, utility service or capacity agreements or reservations, licenses, warranties, the name “Belvedere at Quail Run Apartments”, guaranties and business records used in the operation or maintenance of the Project (the “Permits”).

1.1.5. All of Seller’s right, title and interest in (a) the existing leases described on the rent roll attached hereto as Exhibit “B” (the “Rent Roll”) and any other lease or sublease agreements for the Project (collectively, the “Tenant Leases”), and (b) the “Contracts” as defined in Section 2.5, to the extent not terminated pursuant to such Section 2.5.

Unless the context clearly requires otherwise, the property described in Sections 1.1.1 through 1.1.5 shall be referred to collectively as the “Project” or the “Property”. In connection with this purchase, Purchaser hereby agrees that all assets not directly connected to the Property will remain the property of the Seller, including all bank deposits, bank reserve deposits and tax escrows, utility deposits and other financial assets (other than lease deposits owed to tenants, which shall be transferred to Purchaser at Closing or credited to it as a purchase price adjustment), rights to any deposits held by utility companies or other third parties, any claims or liens against third parties not arising under Section 9.10 or 9.11 described below, or other similar assets.

1.2. Purchase Price and Escrow Deposit. The total purchase price to be paid by Purchaser to Seller for the Property (the “Purchase Price”) shall be Twenty Three Million One Hundred Sixty-Six Thousand and No/100 Dollars ($23,166,000.00). The Purchase Price shall be payable as follows:

1.2.1. On April 4, 2006, Purchaser deposited in the form of a wire transfer with Hunton & Williams for possible subsequent delivery to Purchaser’s counsel (Ruden McClosky Smith Schuster & Russell, P.A.), Fidelity National Title Insurance Company or such other escrow agent as may be designated by Purchaser and reasonably acceptable to Seller (the entity holding the below-described Escrow Deposit and conducting Closing is hereinafter referred to as the “Escrow Agent”) the sum of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (the “Escrow Deposit”). The Escrow Agent shall hold the Escrow Deposit in an interest bearing account in accordance with the terms and conditions of this Agreement; provided however, Escrow Agent shall not be required to place the Escrow Deposit in an interest bearing account unless and until Purchaser provides Escrow Agent a completed and signed IRS Form W-9. All interest on such sum shall be deemed income of Purchaser, and Purchaser shall be responsible for the payment of all costs and fees imposed on the deposit account. The Escrow Deposit and all accrued interest shall be distributed in accordance with the terms of this Agreement. The Escrow Deposit shall be applied as a credit against the Purchase Price at Closing if Closing occurs; provided, however, that the Escrow Deposit is a material inducement to Seller entering into this Agreement and suspending Seller’s marketing of the Property, and as such, the Escrow Deposit is non-refundable and shall only be returned to Purchaser if Seller defaults under this Agreement, or as provided in Sections 3.1, 3.2, 9.10 or 9.11 below.

1.2.2. At Closing, Purchaser shall deliver to Seller by wire transfer of immediately available federal funds, the balance of the Purchase Price, subject to the prorations and adjustments provided in this Agreement.

2.	PURCHASER’S INSPECTION

2.1. Property Information; Contracts.

2.1.1. Within three (3) business days after the Effective Date of this Agreement, Seller shall deliver to Purchaser or make available at the Project copies of the items listed on Exhibit “C” attached hereto (the “Property Information”) to the extent such items exist and are within Seller’s possession or control. Copies of all leases referred to in the Rent Roll have been made available at the Property for Purchaser to review.

2.1.2. Attached hereto as Exhibit “D” is a list of the Contracts (copies of which have been made available at the Property for Purchaser to review).

2.2. Inspection.

2.2.1. Purchaser acknowledges that it has been provided access to the Property since April 5, 2006 pursuant to an access letter agreement dated March 30, 2006. Purchaser shall continue to have access to the Property under this Agreement to perform such investigations, inspections, surveys and tests of the Property as Purchaser desires in its sole discretion (but subject to the provisions of this Section 2.2), including without limitation (i) a physical, mechanical and environmental inspection of the Property as Purchaser deems necessary to determine the physical condition of the Property including but not limited to whether any hazardous materials exist at the Property, and (ii) an inspection of all books and records and financial information pertaining thereto. However, such access to the Property shall not be construed as giving Purchaser the right to terminate this Agreement if the results of such inspections, investigations and tests are unacceptable to Purchaser.

2.2.2. In conducting any inspections, investigations, or tests on the Property, Purchaser and its agents and representatives shall:

2.2.2.1. provide Seller with not less than two (2) business days prior notice before entering onto the Property, and Seller’s property manager shall have the right to be present during all such inspections, investigations and tests;

2.2.2.2. not disturb the tenants or interfere with their use of the Property pursuant to their respective leases, except as coordinated through the property manager, and as permitted by the tenant leases;

2.2.2.3. not interfere with the operation and maintenance of the Property;

2.2.2.4. not damage any part of the Property or any personal property owned or held by Seller or any tenant or third party;

2.2.2.5. not injure or otherwise cause bodily harm to Seller’s agents, guests, invitees, contractors, or employees or any tenant or their guest invitees;

2.2.2.6. maintain comprehensive general liability (occurrence) insurance in the amount of $1,000,000 per occurrence and $2,000,000 combined single limit for injury to or death of one or more persons in an occurrence and for damage to tangible property (including loss of use) in an occurrence, naming Seller as an additional insured, and Purchaser shall deliver a certificate of insurance verifying such coverage to Seller prior to entry upon the Land;

2.2.2.7. perform all such tests, investigations and examinations in compliance with all applicable laws, rules and regulations;

2.2.2.8. promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property;

2.2.2.9. not undertake any physically invasive tests without Seller’s prior written consent in each instance, which consent may be withheld in Seller’s sole discretion;

2.2.2.10. not permit any liens to attach to the Property by reason of the exercise of its rights under this Agreement;

2.2.2.11. restore the Property to the condition in which it was before such any inspection or tests were undertaken;

2.2.2.12. not reveal or disclose any information obtained in connection with its review of the Property concerning the Property to anyone other than to its officers, directors, partners, members, employees, agents, advisors, attorneys, lenders or investors who need to know such information for the purpose of evaluating this transaction, except to the extent required by a court or administrative order or as otherwise required by law; and

2.2.2.13. deliver to Seller at no cost, a copy of all studies, surveys, reports and tests results obtained by Purchaser in connection with its inspection of the Property (the “Purchaser’s Information”).

2.3. Indemnity for Damages Caused by Inspection. Purchaser hereby indemnifies and holds Seller harmless from and against any and all claims, demands, losses, costs, liens, damages, expenses or liabilities (including, but not limited to, personal injury or property damage claims, mechanic’s or other liens) including reasonable attorneys’ fees caused by or incurred in connection with Purchaser’s inspection of the Property except for claims arising as a result of willful misconduct or gross negligence of Seller. Some or all of Purchaser’s indemnification obligations hereunder may be covered or reimbursed by Purchaser’s insurance proceeds, but the existence or lack of insurance coverage shall in no manner limit or relieve Purchaser of its obligations hereunder. This obligation shall survive the Closing and not merge into the Deed or, if the purchase and sale is not consummated, any termination of this Agreement.

2.4. Termination of Management Agreement and Other Service Contracts. Purchaser shall have the right to require the Seller to terminate the property management agreement for the Property, if any, and any other service contract, equipment lease or other similar contract (collectively, the “Contracts”) that is terminable without penalty, effective as of the Closing Date or within thirty (30) days after Purchaser has provided Seller with written notice of its desire to have any such Contracts terminate, whichever is later, Seller shall not be required to terminate any Contract that is not terminable or that requires payment of a penalty for early termination (unless Purchaser is willing to pay the penalty).

3.	TITLE AND SURVEY

3.1. Title.

3.1.1. Purchaser has obtained, at Purchaser’s sole cost and expense and with counsel selected by Purchaser, a commitment for an owner’s title insurance policy from Fidelity National Title Insurance Company (the “Title Company”), providing for the issuance to Purchaser upon recording of the deed provided for in this Agreement, an owner’s policy of title insurance in the amount of the Purchase Price insuring the Purchaser’s title to the Land and Improvements (the “Title Commitment”).

3.1.2. If the Title Commitment contains exceptions other than (i) ad valorem real estate taxes for 2006, and subsequent years, (ii) those items listed on the attached Exhibit “E” (the “Permitted Exceptions”), (iii) matters shown on the ALTA/ACSM Land Title Survey dated October 24, 2000, prepared by BCI Engineers & Scientists, Inc. (the “Existing Survey”), depicting the Land and Improvements, a copy of which has been previously provided to Purchaser, or (iv) exceptions which do not materially and adversely affect the marketability of Property, then the Purchaser may notify Seller in writing of Purchaser’s objections to any such matters provided such notice is delivered to Seller within seven (7) days after Purchaser’s receipt of the Title Commitment (the “Title Objections”) (Purchaser acknowledges objections to items (i) – (iv) are waived). Any title matters existing as of the Effective Date and reflected in the Title Commitment or New Survey (as hereinafter defined) not timely objected to by Purchaser shall become Permitted Exceptions. Notwithstanding the forgoing, title to the Property is subject to that certain Land Use Restrictions Agreement dated as of December 1, 1985, as amended (as amended, the “LURA”), which contains certain restrictions as to the use and occupancy of the Property for a certain period of time in order to ensure the continued exemption of interest from gross income for federal income tax purposes on certain multifamily revenue bonds issued with respect to the Property. The LURA is to remain in effect until the bonds are paid in full and until the expiration of the “Qualified Project Period”, which is defined in the LURA as the later of (a) certain events which have all already occurred, and (b) December 1, 2007. Attached hereto as Exhibit “I” is that certain Agreement Regarding Amendment to Land Use Restriction Agreement dated March 1, 2006 (the “LURA Agreement”) in which the parties agreed, upon certain conditions, to amend the LURA by that certain Third Supplement to Land Use Restrictions Agreement, in the form attached as Exhibit A to the LURA Agreement (the “LURA Supplement”), in order to delete the reference to December 1, 2007 from the definition of Qualified Project Period. Purchaser covenants and agrees to (1) provide to Seller promptly upon request all information, marketing materials, contact information, sales packages and all other information and materials required by Section 2.f. of the LURA Agreement, (2) provide the written notices required by Section 2.g. of the LURA Agreement, it being expressly agreed that this covenant shall survive Closing, shall bind Purchaser’s successors and assigns, and shall not merge with the Deed, and (3) otherwise reasonably cooperate with Seller, at no additional expense to Purchaser, in satisfying the conditions contained in the LURA Agreement for the execution and delivery of the LURA Supplement. Seller agrees to pay when due the costs and fees required by Section 2.a., b., c., d. and e. of the LURA Agreement. This paragraph shall survive delivery of the Deed.

3.1.3. Seller shall have a period of five (5) days after receipt of Purchaser’s notice of Title Objections within which to notify Purchaser whether Seller is willing to cure the Title Objections. If Seller notifies Purchaser within such 5-day period that Seller is unwilling or unable to cure any Title Objections or fails to notify Purchaser of its intentions within such 5-day period, then Purchaser shall have the option of terminating this Agreement within three (3) days after receipt of Seller’s notice (or within three (3) days after the expiration of such 5-day period if Seller does not notify Purchaser of Seller’s intentions) upon which termination the Escrow Agent shall return the Escrow Deposit to Purchaser, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement except for obligations hereunder which expressly survive the termination of this Agreement. If Purchaser does not terminate the Agreement within such 3-day period, then Purchaser shall accept title subject to the Title Objection. If Seller agrees to cure any Title Objection then Seller shall have until Closing and, if necessary, Seller may extend Closing for up to thirty (30) days to effect such cure. If Seller fails or is unable to remove by Closing any such Title Objection which Seller has agreed to attempt to cure or remove by Closing, then Purchaser shall, at Purchaser’s sole option, either:

3.1.3.1. Accept title to the Project in its then existing condition without any diminution of the Purchase Price; or

3.1.3.2. Terminate this Agreement by written notice to Seller upon which this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement except that Purchaser shall be entitled to the return of the Escrow Deposit from Escrow Agent, and except for obligations hereunder which expressly survive the termination of the Agreement.

If Purchaser elects to accept title notwithstanding Purchaser’s Title Objections, then all matters shown on the Title Commitment and not removed prior to such acceptance shall be deemed to be “Permitted Exceptions.” Notwithstanding the foregoing, on or before the Closing (as the same may be extended by Seller pursuant to Section 4.1 below), Seller shall cause to be released any mortgages, or other monetary liens or monetary encumbrances not created by Purchaser’s actions that encumber the Property.

3.2. New Survey.

3.2.1. Seller has previously ordered an ALTA/ACSM survey of the Property (the “New Survey”), which Seller agrees to make available to Purchaser in order for Purchaser to have the survey exception deleted from the Title Policy if Purchaser agrees to pay one-half of the cost thereof at Closing.

3.2.2. If Purchaser elects to use (and pay one-half the cost of) the New Survey, and if the New Survey shows any material differences from the Existing Survey which materially affects the marketability of title to the Property, Purchaser shall have the right to object to such condition as a Title Objection pursuant to the provisions of Section 3.1 of this Agreement so long as such objection is delivered to Seller within seven (7) days of Purchaser’s receipt of the New Survey. In such event, the provisions of Section 3.1.3 shall apply as to such survey objections.

3.2.3. If Purchaser elects not to use or pay half the cost of the New Survey, or if Purchaser fails to timely object to any material differences between the Existing Survey and the New Survey as provided herein, Purchaser shall be deemed to have waived the right to make objections as provided in Section 3.2.2 and, subject to Section 4.5.4.(b) below, the standard survey exception shall not be deleted from the Title Policy.

4.	CLOSING PROVISIONS

4.1. Closing Date. The consummation of the transaction contemplated by this Agreement (the “Closing”) shall take place on or before June 1, 2006, TIME BEING OF THE ESSENCE (the “Closing Date”). Notwithstanding the foregoing, in the event Seller has not received by the Closing Date the necessary signatures on the LURA Supplement, Seller shall have the right to extend the Closing Date by up to an additional thirty (30) days (by providing written notice to the Purchaser) in order to obtain such signatures.

4.2. Location of Closing. The Closing shall be held at the offices of Purchaser’s attorneys or the Title Company, or at such other location as may be mutually agreeable.

4.3. Conditions to Purchaser’s Obligation to Close. The obligation of Purchaser under this Agreement to consummate the Closing is subject to the satisfaction, as of the Closing, of each of the following conditions (any of which may be waived in whole or in part in writing by Purchaser at or prior to the Closing):

4.3.1. Correctness of Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on the Closing Date, except for any representation which by its terms is made as of a specific date.

4.3.2. LURA Supplement. Provided Purchaser has timely complied with its obligations under Section 3.1.2(1), (2) and (3) above, the LURA Supplement shall have been fully executed, delivered and available for recordation at least three (3) business days before Closing.

4.3.3. Compliance by Seller. Seller shall have performed, observed and complied with all of the covenants, agreements and conditions required by this Agreement to be performed, observed and complied with by Seller as of the Closing.

If the conditions contained in Sections 4.3.1 and 4.3.3 are not satisfied by Seller or waived by Purchaser on or before Closing, such failure constitutes a default by Seller permitting Purchaser to exercise any and all remedies available to it under Section 7.1. If the condition contained in Section 4.3.2 is not satisfied or waived by Purchaser no less than three (3) business days before Closing, such failure shall not constitute a default, but rather shall constitute a Title Objection which Seller has been unable to cure, entitling Purchaser to exercise its options set forth in Sections 3.1.3.1 or 3.1.3.2.

4.4. Conditions to Seller’s Obligation to Close. The obligation of Seller under this Agreement to consummate the Closing is subject to the satisfaction as of the Closing of each of the following conditions (any of which may be waived in whole or in part in writing by Seller at or prior to the Closing):

4.4.1. Correctness of Representations and Warranties. The representations and warranties of Purchaser as set forth in this Agreement shall be true and correct in all material respects on the Closing Date, except for any representation which by its terms is made as of a specific date.

4.4.2. LURA Supplement. The LURA Supplement shall have been fully executed, delivered and available for recordation at least three (3) business days before Closing.

4.4.3. Compliance by Purchaser. Purchaser shall have performed, observed and complied with all of the covenants, agreements and conditions required by this Agreement to be performed, observed and complied with by Purchaser as of the Closing.

If the conditions contained in Sections 4.4.1 and 4.4.3 are not satisfied by Purchaser or waived by Seller on or before Closing, such failure constitutes a default by Purchaser permitting Seller to exercise any and all remedies available to it under Section 7.2. If the condition contained in Section 4.4.2 is not satisfied or waived by Seller on or before Closing, such failure shall not constitute a default, but rather shall constitute a Title Objection which Seller has been unable to cure, entitling Purchaser to exercise its options set forth in Sections 3.1.3.1 or 3.1.3.2.

4.5. Seller’s Obligations at Closing. At Closing Seller shall:

4.5.1. Execute, acknowledge and deliver to Purchaser a Limited Warranty Deed in the form attached hereto as Exhibit “F” conveying the Property to Purchaser subject only to the Permitted Exceptions (the “Deed”). The description of the Property to be attached to the Deed shall be the description by which Seller took title to the Property, but Seller agrees upon request by Purchaser also to quitclaim to Purchaser any description of the Property based on either the Existing Survey or, if delivered to Purchaser, the New Survey.

4.5.2. Execute and deliver to Purchaser a blanket bill of sale and assignment and assumption agreement in the form attached hereto as Exhibit “G” (the “Assignment”), transferring, conveying and assigning to Purchaser all of Seller’s right, title and interest in and to (a) the Tenant Leases (together with all security deposits held by Seller with respect to such Tenant Leases); (b) the Personal Property, in “as is, where is” condition, without representation or warranty other than title, (c) Permits, to the extent assignable, and (d) the Contracts, except as to Contracts which Purchaser elects to have terminated pursuant to Section 2.5 above.

4.5.3. Deliver to the Title Company evidence satisfactory to it of Seller’s authority to execute and deliver the documents reasonably necessary to consummate this transaction.

4.5.4. Deliver to the Title Company and to the Purchaser (a) an affidavit of possession and no liens satisfactory to the Title Company so as to cause the Title Company to remove the mechanics’ lien and parties in possession standard exceptions from the Title Commitment (subject to exception for tenants holding under unrecorded leases), and (b) an affidavit stating, if true, that the footprint of the Improvements has not been expanded or altered (and that there have been no physical additions made to the Improvements) since the date of the Existing Survey.

4.5.5. Deliver to the Title Company all other customary documents reasonably required from a seller under the Title Commitment to permit the Title Company to issue its policy to the Purchaser and Purchaser’s lender, subject only to the Permitted Exceptions.

4.5.6. Deliver to Purchaser a certificate that the Seller is not a foreign person in accordance with Section 1445 of the Internal Revenue Code.

4.5.7. Deliver or make available to Purchaser at the Property originals (if available) or copies (if originals are not available) of all Tenant Leases, non-terminated Contracts, and Permits in Seller’s possession or control applicable to the Property.

4.5.8. Execute and deliver to Purchaser a letter in the form attached hereto as Exhibit “H” advising tenants under the Leases of the change in ownership of the Property.

4.5.9. Execute and deliver to Purchaser and the Escrow Agent the closing statement and any other documents reasonably required by the Escrow Agent to consummate the transaction contemplated by this Agreement.

4.5.10. Deliver to Purchaser all keys and master keys to all locks at the Property, which shall be made available at the Property.

4.6.	Purchasers Obligations at Closing. At Closing, Purchaser shall:

	4.6.1.	Execute and deliver the Assignment.

4.6.2. Execute and deliver to Seller and the Escrow Agent the closing statement and any other documents reasonably required by the Escrow Agent to consummate the transaction contemplated by this Agreement.

4.6.3. Pay to Seller the balance of the Purchase Price required under Section 1.2.2, and cause the Escrow Agent to deliver the Escrow Deposit to Seller by wire transfer or other means acceptable to Seller.

4.7.	Closing Costs.
	4.7.1.	At Closing, Seller shall pay:

4.7.1.1. The brokerage fee to the Broker (as defined in Section 8 below);

4.7.1.2. one-half of the cost of the New Survey (if Purchaser elects to receive the New Survey); and

4.7.1.3. the cost of preparing the Deed and the cost of the document stamps for recordation of the Deed.

4.7.2. Purchaser shall pay:

4.7.2.1. all costs associated with Purchaser’s financing;

4.7.2.2. the title insurance premium and any title search and examination fees payable in connection with the issuance of the Title Policy;

4.7.2.3. one-half of the cost of the New Survey (if Purchaser elects to receive the New Survey);

4.7.2.4. the cost of Purchaser’s environmental studies, engineering reports, any other costs incurred in connection with Purchaser’s inspection of the Property;

4.7.2.5. all other costs of recording the Deed other than document stamps; and

4.7.2.6. the fees charged by the Escrow Agent to act as escrow agent hereunder.

4.7.3. Each party shall pay any fees due to its attorneys or other consultants.

4.8. Prorations.

4.8.1. All rentals, revenues and other income generated by the Property and all utilities, real estate taxes, maintenance charges and other operating expenses incurred in connection with the ownership, management and operation of the Property shall be paid or shall be prorated between Seller and Purchaser in accordance with the provisions set forth below. For purposes of such prorations and adjustments, Purchaser shall be deemed to own the Property and therefore be entitled to any revenues and be responsible for any expenses from and after the Closing Date. Any apportionments and prorations which are not expressly provided for below shall be made in accordance with the customary practice in the area in which the Property is located. Seller and Purchaser shall endeavor to prepare a schedule of adjustments at least three (3) business days prior to the Closing Date and shall be part of the settlement statement for the transaction. Any net adjustment in favor of Purchaser shall be credited against the Purchase Price at the Closing. Any net adjustment in favor of Seller shall be paid in cash at the Closing by Purchaser to Seller. A copy of the settlement statement agreed upon by Seller and Purchaser shall be executed and delivered by Seller and Purchaser at the Closing.

4.8.2. Monthly rents (including fixed and additional rent) actually received for the month in which the Closing occurs shall be prorated on a cash basis based upon the actual number of days in the month during which the Closing occurs. With respect to any arrearages for periods prior to the month in which the Closing occurs, such arrearages shall not be prorated and Purchaser shall pay such arrearages to Seller as and when such arrearage is collected without any obligation on the part of the Purchaser after the Closing to apply any then current month’s rent toward any past due rents for any months prior to Closing. With respect to rents for any period subsequent to the Closing that may be received by Seller after Closing, Seller shall promptly remit such rents to Purchaser. In no event shall Purchaser be required to evict or sue any tenant in order to collect arrearages owed to Seller, but Seller shall retain the right to bring a separate action against such tenants for amounts owed to Seller. All rent collected by the Seller prior to the Closing, for months subsequent to the month of Closing (i.e., prepaid rent, rent credits, vouchers or other similar discounts or credits given by Seller to tenants), shall be paid or credited to Purchaser at Closing. Seller shall retain all cash tenant security deposits held by Seller as of the Closing and the amount thereof shall be credited to the Purchase Price.

4.8.3. Ad valorem taxes (real and personal) for the tax year during which the Closing occurs shall be prorated and adjusted at Closing on a cash basis, based upon the most recent tax bill or estimated tax bill issued by the taxing authorities. If the Closing occurs before the tax bill for the year of Closing is available, taxes shall be prorated using the taxes paid in the prior year. After the tax bill is available, the taxes shall be reprorated at the request of the Seller or Purchaser based on the tax bill for the year of Closing. Any amounts due as a result of the reproration shall be paid within ten (10) days of the reproration.

4.8.4. All costs, expenses, charges and fees relating to the ownership, management, operation, maintenance and repair of the Property, including electricity, gas, water and sewer charges, telephone and other public utilities, common area maintenance charges, periodic charges payable under service contracts, periodic fees payable under licenses for the operation of the Property, and periodic charges under reciprocal easement agreements, shall be prorated on an accrual basis as of the Closing Date based upon the actual number of days in the month during which the Closing occurs. To the extent possible, Seller shall request that public utility services read all of Seller’s utility meters (excluding meters billed directly to tenants) on the date prior to the date of Closing and all utilities thereafter used shall be paid for by Purchaser and all utilities theretofore used shall be paid by Seller. To the extent possible, Purchaser shall be responsible for arranging all utility service and insurance coverage for the Project in its own name commencing as of 12:01 a.m. on the Closing Date. Seller shall be responsible for all utility charges accrued prior to the Closing Date and Seller shall receive a refund of all utility deposits and insurance premiums. If a change in utility service cannot be effected on the Closing Date, utility charges will be estimated and prorated as provided in this Section 4.8.

4.8.5. If the amount of any item to be adjusted is not ascertainable on the Closing Date, the item shall be prorated by the Purchaser and Seller based on the best available information. Those items shall be reprorated as promptly after the Closing as possible. Any errors or omissions in computing the prorations at the Closing shall be corrected promptly. The obligation to reprorate shall survive for a period of sixty (60) days after the Closing. Any payments due as a result of reproration shall be paid within ten (10) days of the reproration.

4.9. Possession. Exclusive possession of the Property subject to Permitted Exceptions and tenants in possession under the Tenant Leases shall be delivered to Purchaser no later than the Closing Date.

5.	AFFIRMATIVE COVENANTS OF SELLER

5.1. Operation and Maintenance of Property. In addition to any other obligations of Seller set forth elsewhere in this Agreement, until Closing, Seller shall:

5.1.1. Continue to operate and maintain the Property in its normal and customary fashion.

5.1.2. Not enter into any lease of any vacant unit. Seller acknowledges that Purchaser is acquiring the Property for the specific purpose of converting it from rental apartments to residential condominiums. There are 13 leases which expire in May of 2006 (one on May 9, 2006 and 12 on May 31, 2006). Of those 13 leases, 10 are to “Lower-Income Tenants” (as defined in the LURA). Seller agrees not to renew the three leases that are not to Lower-Income Tenants and agrees to give notice to the 10 Lower-Income Tenants on or before April 30, 2006 stating that their leases will not be renewed for a full year, but that such tenants shall be entitled to renew their leases at the same rental rate for two (2) full months such that their leases would expire as of July 31, 2006, thus complying with the 90-day notice requirement set forth in the LURA Agreement. There are 12 leases which expire during the last week of June, 2006, six of which are to Lower-Income Tenants. Seller agrees not to renew the six leases that are not to Lower-Income Tenants and agrees to give notice to the six Lower-Income Tenants on or about May 15, 2006 (if Closing has not yet occurred) stating that their lease will not be renewed for a full year, but that such tenants shall be entitled to renew their leases at the same rental rate for two (2) months such that their leases would expire as of August 31, 2006.

5.1.3. Maintain all insurance policies affecting the Property in full force and effect.

5.2. Further Assurances. In addition to other obligations required to be performed under this Agreement by Seller and Purchaser at the Closing, Seller and Purchaser agree to execute, acknowledge, and deliver before or after the Closing such other instruments, documents and other materials as the closing attorney and the attorneys for Purchaser and Seller may reasonably request in order to effectuate the consummation of the transaction contemplated in this Agreement and to vest title to the Property in Purchaser.

6.	REPRESENTATIONS AND WARRANTIES

6.1. Representations and Warranties of Seller.

6.1.1. Seller represents and warrants to Purchaser that the following are true and correct in all material respects as of the Effective Date:

6.1.1.1. To the best of Seller’s knowledge, there is no pending or threatened condemnation, or similar proceeding affecting the Property.

6.1.1.2. There are no legal actions, suits or other legal or administrative proceedings pending or, to the best of Seller’s knowledge, threatened which would adversely affect the Property, nor does Seller have any notice or actual knowledge of any violations of any governmental regulations with regards to the Improvements which have not been remedied.

6.1.1.3. This Agreement has been duly executed and delivered by Seller and constitutes legal, valid and binding obligations of Seller enforceable in accordance with their respective terms.

6.1.1.4. Seller is, and as of the Closing Date shall be, a duly formed and validly existing limited partnership under the laws of the State of Florida, and shall have all requisite power and authority to own its properties and assets and to carry on its business.

As used in this Contract, the words “to the best of Seller’s knowledge” or words of similar import shall be deemed to mean, and shall be limited to, the present actual (as distinguished from implied, imputed or constructive) knowledge of James Egan, Executive Vice President and Chief Investment Officer of America First Apartment Investors, Inc., without such persons having any obligation to make an independent inquiry or any other investigation whatsoever. All officers, however, shall have no personal liability to Purchaser whatsoever under the terms of, or with respect to this Agreement.

All of the representations and warranties of the Seller shall survive for a period of ninety (90) days from the date of Closing. Any claim made by Purchaser pursuant to the representations and warranties must be made within the time period specified in the preceding sentence, or shall be deemed irrevocably waived by the Purchaser.

6.2. Representations and Warranties of Purchaser.

6.2.1. Purchaser hereby represents and warrants to Seller that the following are true and correct in all material respects as of the Effective Date:

6.2.1.1. This Agreement has been duly executed and delivered by Purchaser and constitutes legal, valid and binding obligations of Purchaser enforceable in accordance with their respective terms.

6.2.1.2. Purchaser is and shall be, as of the Closing Date duly organized, validly existing and in good standing under the laws of the state of its formation, and has (and shall continue to have) all requisite power and authority to own its properties and assets and to carry on its business.

7.	PROVISIONS WITH RESPECT TO BREACH OR DEFAULT

7.1. Default by Seller. In the event the sale of the Property as contemplated under this Agreement is not consummated due to Seller’s default, Purchaser shall be entitled, at Purchaser’s option and as Purchaser’s sole remedy for a default by Seller either (a) to terminate the Agreement and receive the return of the Escrow Deposit, after which neither party shall have any rights or obligations under this Agreement, except for obligations hereunder which expressly survive the termination of this Agreement, or (b) to seek specific performance of Seller’s obligation to convey the Property to Purchaser in accordance with, and all other obligations of Seller pursuant to, the terms of this Agreement. As a condition precedent to Purchaser’s exercising any right it may have to bring an action for specific performance as the result of Seller’s failure or refusal to perform its obligations hereunder, Purchaser must commence such an action within ninety (90) days after the scheduled Closing Date. Purchaser agrees that its failure to timely commence such an action for specific performance within such ninety (90) day period shall be deemed a waiver by it of its right to commence an action for specific performance. The foregoing remedies of Purchaser are mutually exclusive and only one of such remedies (whichever Purchaser elects) may be exercised.

7.2. Default by Purchaser. If the Purchaser fails to consummate the transaction contemplated in this Agreement for any reason, except Seller’s default, or Purchaser otherwise breaches its representations, warranties, or covenants, Seller shall, as its sole and exclusive remedy either at law or in equity, retain the Escrow Deposit as liquidated damages at which time this Agreement shall then be deemed null and void and without recourse to the parties hereto, except for the indemnification obligations set forth herein, which shall survive termination of this Agreement. It is agreed by the parties that such amount is a fair and reasonable measure of the damages to be suffered by Seller in the event of such default and that the exact amount thereof is difficult or impossible to ascertain.

7.3. Attorneys’ Fees, Etc. In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all reasonable costs, charges and expenses, including reasonable attorneys’ fees, incurred in connection with such litigation provided in any such case, however, that litigation is not commenced before the expiration of any applicable grace period herein and opportunity to cure.

8.	BROKERAGE COMMISSIONS

At Closing, Seller shall be solely responsible for the payment of a brokerage commission to Apartment Realty Advisors (the “Broker”). Each party represents to the other that, except for the Broker, no brokers or finders have been involved in this transaction and Seller and Purchaser agree to indemnify and hold each other harmless from any and all claims or demands by any party with respect to any brokerage fees, agents’ commissions or other compensation asserted by any such person, firm or corporation on behalf of Seller or Purchaser, respectively, in connection with the sale contemplated by this Agreement. This obligation shall survive the Closing and not merge into the Deed or, if the purchase and sale is not consummated, any termination of this Agreement.

9.	OTHER CONTRACTUAL PROVISIONS

9.1. Assignability. This Agreement shall inure to the benefit of and be binding upon and is intended solely for the benefit of the parties and their respective heirs, personal representatives, successors and assigns; provided, however, that the Agreement may not be assigned by Purchaser without the express written consent of Seller; and no third party shall have any rights, privileges or other beneficial interest in or under this Agreement. Notwithstanding the foregoing, Purchaser may assign this Agreement to an entity wholly owned or controlled by, or under common control with Purchaser, without the consent of Seller, provided Purchaser gives Seller written notice of such assignment at least five (5) days prior to Closing along with a description of the assignee so that Seller can ascertain the basis for Purchaser’s control, and provided that Purchaser shall not be released from its obligations under this Agreement. Additionally, either party may assign this Agreement for the purpose of consummating an Exchange (as defined in Section 9.16 below).

9.2. Disclaimer.

9.2.1. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HAS NOT AND DOES NOT MAKE ANY REPRESENTATION OR GIVE ANY WARRANTY OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OR REPRESENTATION AS TO PHYSICAL OR ENVIRONMENTAL CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.2.2. Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “as is, where is, with all faults”, except to the extent expressly otherwise set forth in this Agreement. Purchaser has not relied and will not rely on, and Seller is not liable for or bound by, any express or implied warranties, guaranties, statements, representations or information pertaining to the Property made or furnished by Seller, the managers of the Property or any real estate broker or agent representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing, unless specifically set forth in this Agreement, including, without limitation, any warranty or representation as to (i) the quality, nature, adequacy, and physical condition of the Property, including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities, and electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, (ii) the quality, nature, adequacy, and physical condition of soils, geology, and any groundwater, (iii) the existence, quality, nature, adequacy, and physical condition of utilities serving the Property, (iv) the development potential, income potential, or income or operating expenses of the Property, (v) the Property’s value, use, habitability, or merchantability, (vi) the fitness, suitability, or adequacy of the Property for any particular use or purpose, (vii) the zoning or other legal status of the Property or any other public or private restrictions on the use of the Property, (viii) the compliance of the Property or its operation with all applicable codes, laws, rules, regulations, statutes, ordinances, covenants, judgments, orders, directives, decisions, guidelines, conditions, and restrictions of any governmental or quasi-governmental entity or of any other person or entity including, without limitation, environmental person or entity, including, without limitation, environmental laws, and environmental matters of any kind or nature whatsoever relating to the Property (ix) the presence of hazardous or toxic materials on, under, or about the Property or the adjoining or neighboring property (including without limitation the presence or suspected presence of any form of mildew or mold, including those producing mycotoxins, specifically including, but not limited to, Aspergillus, Penicillium, and Stachybotrys (collectively, “Mold”), (x) the quality of any labor and materials used in any improvements included in the Property, (xi) any leases, contracts, guarantees or warranties or other agreements affecting the Property, (xii) the economics of the operation of the Property, (xiii) the freedom of the Property from latent or apparent vices or defects, (xiv) peaceable possession of the Property, (xv) compliance with ADA, and (xvi) any other matter or matters of any nature or kind whatsoever relating to the Property.

9.2.3. Purchaser shall have no rights or claims whatsoever against Seller for damages, rescission of the sale, or reduction or return of the Purchase Price because of any matter not represented or warranted to Purchaser by Seller contained in this Agreement, and all such rights and claims are hereby expressly waived by Purchaser.

9.2.4. Purchaser acknowledges and agrees that the Property Information and any other due diligence information which was provided, or is hereafter provided, to Purchaser by Seller, or its agents is provided as an accommodation to Purchaser and delivered without representation or warranty and may contain errors or omissions. Purchaser understands that, except to the extent provided in this Agreement, Purchaser has no right to rely upon any such information and recognizes that Purchaser must make its own determinations with regard to the suitability of the Property. Purchaser hereby releases Seller and its agents from any claims Purchaser might otherwise have based upon any errors or omissions in such materials, except as otherwise specifically set forth herein.

9.2.5. PURCHASER REPRESENTS TO SELLER THAT PURCHASER WILL CONDUCT PRIOR TO CLOSING SUCH INVESTIGATIONS OF THE PROPERTY INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS OF THE PROPERTY, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY ON THE SAME AND NOT ON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS.

9.3. Notices. Except as otherwise provided in this Agreement, any and all notices, elections, demands, requests and responses thereto permitted or required to be given under this Agreement shall be in writing, signed by the party giving the same or by its attorneys, and shall be deemed to have been properly given and shall be deemed effective upon being (i) personally delivered, or (ii) delivered to a nationally recognized overnight delivery service with receipt for delivery, or (iii) deposited in the United States mail, postage prepaid, certified with return receipt requested, or (iv) transmitted by facsimile, provided that such facsimile transmission is confirmed within one business day thereafter in the manner set forth in either clause (i), (ii) or (iii) of this sentence, to the other party at the address of such other party set forth below or at such other address within the continental United States as such other party may designate by notice specifically designated as a notice of change of address and given in accordance herewith; provided, however, that the time period in which a response to any such notice, election, demand or request must be given shall commence on the date of receipt thereof. Personal delivery to a party or to any officer, partner, member, agent or employee of such party at said address shall constitute receipt. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall also constitute receipt. Any such notice, election, demand, request or response shall be addressed as follows:

To Seller:	c/o America First Apartment Investors, Inc. 101 East 52nd Street, 25th Floor New York, New York 10022 Attention: James Egan Phone: (212) 935-8760 Fax: (212) 935-8761

With a copy to be given simultaneously to:

Hunton & Williams LLP 951 East Byrd Street Richmond, Virginia 23219 Attn: Andrew J. Tapscott, Esq. Phone: (804) 788-8620 Fax: (804) 788-8218

To Purchaser:	Brady Sullivan Properties, LLC

670 N. Commercial Street, Suite 303
Manchester, New Hampshire 03101
Attention: Shane D. Brady
Phone: (603) 622-6223
Fax: (603) 622-7342

With a copy to be given simultaneously to:

David K. Moynihan, Esq.
Brady Sullivan Properties, LLC
670 N. Commercial Street, Suite 303
Manchester, New Hampshire 03101
Phone: (603) 622-6223
Fax: (603) 622-7342

Either party may, at any time, by giving five (5) days’ written notice to the other party, designate any other address to which such notice shall be given and other parties to whom copies of all notices shall be sent. If the deadline or date of performance for any act under this Agreement falls on a Saturday, Sunday or legal holiday, the date shall be extended to the next business day.

9.4. Entire Agreement; Modification. This Agreement contains the entire agreement between the parties. All prior agreements, understandings, representations, and statements, oral or written, are merged into this Agreement. This Agreement cannot be modified, or terminated except by an instrument in writing signed by the party against which the enforcement is sought.

9.5. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, with venue being in Collier County.

9.6. Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

9.7. Counterparts. This Agreement may be executed in several counterparts, each constituting a duplicate original. All such counterparts shall constitute one and the same agreement.

9.8. Interpretation. Whenever the context of this Agreement shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter and vice versa. This Agreement was drafted through the efforts of both parties and shall not be construed in favor of or against either party.

9.9. Severability. If any provision contained in this Agreement shall be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision. This Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

9.10. Condemnation.

9.10.1. Immediately upon obtaining knowledge of any proceedings for the condemnation of the Property, or any portion of it (including negotiations in lieu of condemnation), Seller will notify Purchaser of the pendency of such proceedings.

9.10.2. If, after the Effective Date of this Agreement and prior to the Closing, all or a material part of the Property is subjected to a bona fide threat of condemnation (or sale in lieu of condemnation), Purchaser may, by written notice to Seller given five (5) days after notice, elect to cancel this Agreement prior to the Closing, in which event both parties shall be released from any further liability, except for obligations hereunder which expressly survive Closing or termination of this Agreement. In such event, the Escrow Deposit shall immediately be returned to Purchaser and this Agreement shall be null, void and canceled. If no such election is made, this Agreement shall remain in full force and effect, the purchase contemplated, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and upon Closing, Seller shall assign all of the right, title and interest of Seller to any awards that have been or may be made for such taking to Purchaser. For purposes herein, a “material part of the Property” shall be a portion that reduces the number of multifamily units that may be constructed upon the Property by more than five percent (5%) or results in a loss of vehicular access to the Property.

9.11. Risk of Loss. Risk of loss from any fire or other casualty shall remain with Seller until Closing. Immediately upon obtaining knowledge of any casualty to the Property, the Seller will notify Purchaser of any loss or casualty occurring at the Property.

9.11.1. If, after the Effective Date and prior to the Closing, all or part of the Project is damaged by fire or other similar casualty and the extent of such damage exceeds Five Hundred Thousand and No/100 Dollars ($500,000.00), then Purchaser may, by written notice to Seller given ten (10) days after determination of the extent of the damage, elect to cancel this Agreement prior to the Closing, in which event both parties shall be released from any further liability, except for obligations hereunder which expressly survive Closing or the termination of this Agreement. In such event, the Escrow Deposit shall immediately be returned to Purchaser and this Agreement shall be terminated. If no such election is made, this Agreement shall remain in full force and effect, the purchase contemplated shall be effected with no adjustment in the Purchase Price and the Seller shall, at Closing, assign to Purchaser all right, title and interest of Seller to any insurance proceeds and the Purchaser shall receive a credit in the amount of any previously unapplied insurance deductible.

9.11.2. If after the Effective Date and prior to Closing, there is damage to the Project by fire or other casualty, the value of which is less than Five Hundred Thousand and No/100 Dollars ($500,000.00), then the purchase contemplated shall be effected with no adjustment in Purchase Price and the Seller shall, at Closing, assign to Purchaser all right, title and interest of Seller to any insurance proceeds and the Purchaser shall receive a credit in the amount of any insurance previously unapplied deductible.

9.11.3. Seller shall not adjust any insurance settlement or receive any insurance proceeds or reimbursement without the advance written consent of Purchaser which shall not be unreasonably withheld or delayed.

9.12. Recording. Both parties agree that neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation thereof shall be void and shall constitute a default hereunder.

9.13. Waiver. Either party reserves the right to waive in whole or part any provision which is for such party’s benefit. No such waiver shall be effective unless it is in writing. Any waiver shall be limited to the matter specified in the writing. No waiver shall be considered a waiver of any other or subsequent default and no delay or omission in exercising the rights and powers granted herein shall be construed as a waiver of such rights and powers.

9.14. Time of Essence. TIME SHALL BE OF THE ESSENCE WITH RESPECT TO THIS AGREEMENT.

9.15. Escrow Agent. The escrow of the Escrow Deposit shall be subject to the following provisions:

9.15.1.1. The parties hereto have mutually requested that the Escrow Agent act as escrow agent for the purpose of holding the Escrow Deposit in accordance with the terms of this Agreement, and as such, the payment of the Escrow Deposit to the Escrow Agent is for the accommodation of the parties. The duties of the Escrow Agent shall be determined solely by the express provisions of this Agreement. The Escrow Agent is to be considered as a depository only, shall not be deemed to be a party to any document other than this Agreement, and shall not be responsible or liable in any manner whatsoever for the sufficiency, manner of execution, or validity of any written instructions, certificates or any other documents received by it, nor as to the identity, authority or rights of any persons executing the same. The Escrow Agent shall be entitled to rely at all times on instructions given by Seller and/or Purchaser, as the case may be and as required hereunder, without any necessity of verifying the authority therefore. The Escrow Agent shall have no right or obligation to approve any amendment to this Agreement unless such amendment purports to affect the Escrow Agent’s rights or obligations hereunder. The Escrow Agent hereby agrees to serve as the “real estate reporting person” (as such term is defined in Section 6045(e) of the Internal Revenue Code of 1986, as amended (the “Code”)).

9.15.1.2. At Closing, the Escrow Deposit shall be paid to Seller and applied to the Purchase Price. Upon the receipt by the Escrow Agent of a written notice from either Seller or Purchaser stating that an event has occurred under this Agreement entitling the party delivering such notice to the Escrow Deposit, the Escrow Agent shall deliver written notice (the “Demand Notice”) thereof to the other party and, unless such other party shall have delivered a written notice of objection to the Escrow Agent within ten (10) days following receipt by such other party of the Demand Notice, the Escrow Agent shall deliver the Escrow Deposit to the party initially requesting the Escrow Deposit. The Escrow Agent shall not at any time be held liable for actions taken or omitted to be taken in good faith and without negligence. Seller and Purchaser agree to save and hold the Escrow Agent harmless and indemnify the Escrow Agent from any loss and from any claims or demands arising out of its actions hereunder other than any claims or demands arising from the Escrow Agent’s gross negligence or willful misconduct. It is further understood by Seller and Purchaser that if, as a result of any disagreement between them or adverse demands and claims being made by any of them upon the Escrow Agent, or if the Escrow Agent otherwise shall become involved in litigation with respect to this Agreement, the Escrow Agent may deposit the Escrow Deposit with a court of competent jurisdiction and/or in accordance with the order of a court of competent jurisdiction and in any such event, Seller and Purchaser agree that they, jointly and severally, are and shall be liable to the Escrow Agent and shall reimburse the Escrow Agent on demand for all costs, expenses and reasonable counsel fees it shall incur or be compelled to pay by reason of any such litigation. Seller and Purchaser agree between themselves that each shall be responsible to advance one-half of all amounts due the Escrow Agent pursuant to this Section, provided that any such advance by Seller or Purchaser as a result of any dispute or litigation between them shall be without prejudice to its right to recover such amount as damages from the breaching party.

9.16. Exchange. The parties hereby acknowledge and agree that either or both of the Seller or Purchaser may elect to consummate the purchase and sale of the Property as part of a like kind exchange (the “Exchange”), pursuant to §1031 of the Code, provided that (i) the Closing shall not be delayed by reason of any Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to Purchaser’s or Seller’s obligations under this Agreement; (ii) any Exchange shall be effected through a qualified intermediary and neither party shall be required to acquire or hold title to any real property for purposes of consummating an Exchange involving the other party; (iii) the party consummating the Exchange (the “Exchanging Party”) shall not be released from any of its obligations under this Agreement; and (iv) the Exchanging Party shall pay any additional costs that would not otherwise have been incurred had the Exchanging Party not consummated the sale or purchase of the Property through the Exchange.

9.17. No Joint Venture/Partnership. This Agreement is not intended nor shall it be construed to create a joint venture or partnership between the parties and neither party shall constitute the agent of the other for any purpose.

9.18. Effectiveness. Delivery of this Agreement shall not be deemed an offer and neither Seller nor Purchaser shall have any rights or obligations hereunder unless and until both parties have signed and delivered an original of this Agreement.

9.19. Purchaser’s Right To Perform Certain Improvements. Purchaser may, at Purchaser’s sole cost and expense, and subject to the terms and conditions of this Agreement, undertake the following work at the Property prior to the Closing Date: exterior painting of the units, re-coating, re-paving and re-striping of parking lots and sidewalks, spreading mulch and general exterior landscaping improvements, and within the clubhouse, wallpapering; plaster skim coating; painting; replacement or repair of ceiling acoustical tiles, and carpet replacement (collectively, “Purchaser’s Common Area Work”). Purchaser’s Common Area Work shall not include any destructive or invasive repair or replacement work or any work on any of the Property’s electrical, plumbing, HVAC or other systems. Purchaser shall (i) perform Purchaser’s Common Area Work during normal business hours, in a good and workmanlike manner, lien free and in compliance with all applicable laws, (ii) comply with the provisions of the Leases and any loan document or other agreement governing improvements to the Property in performing Purchaser’s Common Area Work and (iii) use reasonable efforts to minimize interference with the tenants’ use of their units and/or the common areas. Prior to performing any Purchaser’s Common Area Work, Purchaser shall provide Seller with not less than five (5) days’ prior written notice specifying the Purchaser’s Common Area Work to be performed (including the nature, scope, colors, and materials to be used for Seller’s reasonable approval), the name of the contractor(s) performing such work, and the dates and times that such work will be performed. Seller shall have the right to have a representative present at all times during Purchaser’s performance of Purchaser’s Common Area Work. Purchaser, and any contractor or consultant retained by Purchaser, shall provide Seller with evidence of its commercial general liability insurance coverage naming Seller and Seller’s management company as additional insured parties before entering onto the Property. Seller reserves the right to require Purchaser to provide payment and performance bonds or a letter of credit for Purchaser’s Common Area Work if Seller deems it appropriate in its discretion. Purchaser shall hold harmless, indemnify and defend Seller from and against (x) any and all actual loss, liens, actual damage or third party claims in any way arising from Purchaser’s Common Area Work, and (y) all costs and expenses, including reasonable attorney’s fees, incurred by Seller as a result of the foregoing. Purchaser’s indemnification shall survive the Closing any termination of this Agreement.

9.20 Vacant Unit Access. Subject to the same notice, approval rights, limitations, and indemnification terms as set forth in the preceding paragraph, Purchaser may access all vacant units for the purpose of performing measurements and work such as carpet replacement, cabinet replacement, repainting and other such work to prepare the unit for sale, all at Purchaser’s sole cost, expense and risk. In the event Closing does not occur, all such work in the vacant units and all of Purchaser’s Common Area Work shall remain part of the Property owned by Seller without compensation or reimbursement to Purchaser. Notwithstanding anything contained in this Agreement to the contrary, in no event shall Purchaser, or any of its officers, directors, members, employees, agents, contractors or licensees conduct any sales or marketing activities of any kind whatsoever until after Closing, nor shall any signs or other materials announcing, advertising or marketing the condominium units (or the conversion of the Project into condominiums) be placed anywhere on or near the Project. Any breach by Purchaser (or by any of its officers, directors, members, employees, agents, contractors or licensees) of these covenants shall constitute a default by Purchaser, entitling Seller to exercise is available remedies in Section 7.2 hereof.

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[SIGNATURES APPEAR ON FOLLOWING PAGE.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

PURCHASER:

BRADY SULLIVAN PROPERTIES LLC, a New Hampshire limited liability company

By: /s/ Arthur W. Sullivan
Name: Arthur W. Sullivan
Title: Member

Date of Execution: April 26, 2006

SELLER:

BELVEDERE APARTMENTS LIMITED PARTNERSHIP, a Florida

limited partnership

By:	Belvedere GP, LLC,
Its:	General Partner
By: /s/ James Egan
Name: James Egan
Title: EVP
Date of Execution: April 27, 2006

ACKNOWLEDGEMENT BY ESCROW AGENT

The undersigned hereby acknowledges receipt of the Escrow Deposit, accepts the duties of Escrow Agent under this Agreement, and agrees to hold and disburse the Escrow Deposit strictly in accordance with this Agreement.

ESCROW AGENT:

RUDEN MCCLOSKY SMITH SCHUSTER & RUSSELL, P.A.

By: /s/ John L. Farquhar

Name: John L. Farquhar Title: Vice President

Date of Execution: April 28, 2006

The following exhibits have been omitted:

Exhibit A: Exhibit B: Exhibit C: Exhibit D: Exhibit E: Exhibit F: Exhibit G: Exhibit H: Exhibit I:	The Land Rent Roll Property Information Contracts Permitted Exceptions Limited Warranty Deed Blanket Bill of Sale and Assignment and Assumption Tenant Notice Letter LURA Agreement

The Registrant shall furnish supplementally a copy of any omitted exhibit to the Commission upon request.